Exhibit 99.1

                          RONSON CORPORATION ANNOUNCES
                            EXECUTION OF AGREEMENT TO
                            DIVEST AVIATION DIVISION


Somerset, N.J., May 18, 2009 - Ronson Corporation (Pink Sheets: RONC; the "Company") announced that it has entered into an agreement to sell substantially
 -------
all of the assets of its wholly-owned subsidiary, Ronson Aviation, Inc. Ronson Aviation is fixed-base operator at Trenton-Mercer Airport, providing aircraft fueling and servicing, avionics sales, aircraft repair and maintenance, hanger and office leasing and related services. The purchaser is Hawthorne TTN Holdings, Inc., a corporation newly-formed by Hawthorne Corporation of Charleston, South Carolina. Hawthorne Corporation is one of the oldest general aviation management and service companies in the United States.

The purchase agreement provides for a purchase price, payable in cash at closing, of $9.5 million, $0.5 million of which would be held in escrow for a period of 15 months to secure the Company's indemnification obligations. The purchaser may terminate the purchase agreement if it has not satisfactorily completed its due diligence review of Ronson Aviation within the period prescribed by the purchase agreement. In addition, the purchaser has the ability to terminate the purchase agreement in the event it has not obtained financing within a prescribed period. Closing under the agreement is further subject to approval of the transaction by the Company's shareholders, to the agreement of Mercer County to the transfer to the purchaser of the premises used for Ronson Aviation's fixed base operation and to other customary closing conditions.

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, New Jersey, and Ronson Corporation of Canada Ltd., and 2) Ronson Aviation, Inc., a fixed-based operation at Trenton-Mercer Airport, Trenton, New Jersey.

This press release contains forward-looking statements based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectation of future events. The Company cannot ensure that any forward-looking statements will be accurate. If underlying assumptions prove inaccurate or known risks or uncertainties materialize, actual events could vary materially from those anticipated. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.



COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300